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         THE BANC CORPORATION DELAYS RELEASE OF FOURTH QUARTER RESULTS;
                ANNOUNCES NEW PRESIDENT OF BRISTOL, FLORIDA BANK

         BIRMINGHAM, ALABAMA; FEBRUARY 6, 2003: The Banc Corporation (NASDAQ-NMS: TBNC), parent company of The Bank, an Alabama banking corporation, today announced that it was delaying the release of its fourth quarter results for 2002. An internal peer review led by the Corporation's new head of credit risk management has identified an approximately $12.7 million commercial lending relationship that had been extended by the now former President of the Bristol, Florida bank in violation of The Bank's lending policies and procedures. The Corporation is currently assessing the status of this credit and its estimate of allowance for loan losses. The Corporation is also reviewing the remainder of the Bristol, Florida loan portfolio and is working with its internal loan review staff, its internal and independent auditors and its banking regulators to determine the appropriate addition to the allowance for loan losses and charges related to this and any other violations of lending policies discovered during this ongoing review.

         F. Hampton McFadden, Jr., General Counsel of the Corporation, said "We, along with our outside counsel, are investigating this matter thoroughly and will continue to do so until a complete assessment can be made with respect to this and other relationships within the Bristol loan portfolio. Our belief is that this situation is limited to the Bristol bank and only to those relationships for which our former president had personal responsibility. We had not previously identified the connection among, or the problems with, these relationships due to the direct manipulation of The Bank's loan files at the Bristol location designed to circumvent our internal controls. It does not appear that any lending relationships outside the Bristol region are at issue, and it is important to note that our own peer review process discovered this problem. This review will enable us to quantify what additions to the allowance for loan losses will be appropriate in light of this development. We believe that this adjustment will have a material effect on the Corporation's 2002 fourth quarter and 2002 full year results of operations; however, we believe that the size of any anticipated charge will not affect the Corporations' capital adequacy under federal regulatory standards. We are proceeding diligently to analyze


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and quantify the impact of these developments and will announce our fourth quarter and year-end results at the earliest possible date."

         The Corporation also announced today that Shannon Maddox, an experienced lender and senior credit officer from a major regional bank in Alabama, has joined The Bank as President and Chief Executive Officer of the Bristol, Florida region. "We are delighted that we were able to hire a banker of Shannon's experience to come in from outside and oversee our Bristol operations. Shannon grew up in the north Florida area and is well known as both a quality person and banker," said James A. Taylor, Chairman of the Board and Chief Executive Officer of The Banc Corporation. "Going forward, we are confident that our Bristol region is in capable hands."

         The Banc Corporation is a financial holding company headquartered in Birmingham, Alabama. The principal subsidiary of The Banc Corporation is The Bank, an Alabama commercial banking organization headquartered in Birmingham, Alabama. The Bank currently has a total of thirty-five locations, twenty-one locations throughout the state of Alabama and fourteen locations along Florida's emerald coast and panhandle. Seven of the Florida branches, covering the markets from Destin to Panama City, operate under the name of Emerald Coast Bank, a Division of The Bank.

         Statements in this document that are not historical facts are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," including without limitation any estimates with respect to additions to the allowance for loan losses and charges, wherever they occur in this document or in other statements attributable to The Banc Corporation are necessarily estimates reflecting the best judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" including without limitation any estimates with respect to additions to the allowance for loan losses and charges, that are


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particularly subject to ongoing and continued further investigation and analysis should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC.

         The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

         More information on The Banc Corporation and its subsidiaries may be obtained over the Internet, http://www.thebankmybank.com or by calling 1-877-326-BANK (2265).

FOR MORE INFORMATION CONTACT:

THE BANC CORPORATION - JAMES A. TAYLOR, JR., President and Chief Operating Officer, Phone (205) 327-3502; Fax (205) 327-3479.

MEDIA CONTACT: STEVE FRANKEL, The Abernathy MacGregor Group, Telephone (212) 371-5999.